Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

Conference call scheduled today at 9:00 a.m. eastern time

Woburn, MA, May 5, 2011 — ArQule, Inc. (NASDAQ: ARQL) today announced its financial results for the first quarter of 2011.

For the quarter ended March 31, 2011, the Company reported a net loss of $1,466,000, or $0.03 per share, compared to a net loss of $9,752,000, or $0.22 per share, for the first quarter of 2010.

At March 31, 2011, the Company had a total of $137,752,000 in cash, equivalents and marketable securities.

Operational Update

•                  Dosing of the first patient in the pivotal Phase 3 combination trial of tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase, and erlotinib in non-small cell lung cancer (NSCLC) and the subsequent receipt of a milestone payment from development partner, Daiichi Sankyo, in the first quarter;

•                  Presentation of Phase 1 results of tivantinib in combination with irinotecan and cetuximab in colorectal cancer (CRC) at the 2011 Gastrointestinal Cancers Symposium of the American Society of Clinical Oncology (ASCO);

•                  Continuing recruitment of patients in the Phase 2 trial with tivantinib in liver cancer and in the Phase 2 trial with tivantinib in combination with irinotecan and cetuximab in colorectal cancer, as well as enrollment of patients with multiple tumor types in Phase 1 trials of tivantinib in combinations with sorafenib and gemcitabine.

“In January 2011, the first patient was enrolled in our Phase 3 trial with tivantinib in combination with erlotinib for patients with non-squamous NSCLC who have received one or two prior systemic therapies,” said Paolo Pucci, chief executive officer of ArQule.  “This trial, led by Daiichi Sankyo, will enroll approximately 1,000 patients at clinical sites in the U.S., Canada, Eastern and Western Europe, Australia and Latin America.

“Data presentations during the first quarter were highlighted by findings from the Phase 1 lead-in portion of our ongoing Phase 2, randomized trial in CRC with tivantinib in combination with irinotecan and cetuximab at the 2011 ASCO Gastrointestinal Cancers Symposium,” said Mr. Pucci.  “These data showed that this combination was well tolerated, with encouraging anti-tumor activity in patients with relapsed, metastatic CRC that included one complete response, two partial responses and five stable diseases among nine patients treated.

“In addition, pre-clinical data presented at the American Association for Cancer Research (AACR) support our ongoing development of products targeting the RAF kinases and the FGFR kinase,” said Mr. Pucci.

Revenues and Expenses

The Company reported revenues of $13,405,000 for the quarter ended March 31, 2011, compared with $6,325,000 for the quarter ended March 31, 2010. The increase in the first quarter of 2011 was primarily due to revenue from the Company’s tivantinib collaboration with Daiichi Sankyo Co., Ltd., which included a $25 million milestone payment received in February, 2011.  The 2011 and 2010 periods also included revenue from the Company’s license agreement with Kyowa Hakko Kirin Co., Ltd. and its AKIP™ research collaboration agreement with Daiichi Sankyo.

Total costs and expenses for the quarter ended March 31, 2011 were $14,936,000, compared to $15,773,000 for the first quarter of 2010.   Research and development costs for the quarter ended March 31, 2011 were $11,393,000, compared to $12,444,000 for the first quarter of 2010.

General and administrative costs for the quarter ended March 31, 2011 were $3,543,000, compared to $3,329,000 for the first quarter of 2010.

Confirmed Financial Guidance

As previously stated, for 2011 ArQule expects net use of cash to range between $40 and $45 million.  Revenues are expected to range between $27 and $32 million.  Net loss is expected to range between $35 and $40 million, and net loss per share to range between $(0.66) and $(0.75).  ArQule expects to end 2011 with between $85 and $90 million in cash and marketable securities.

Conference Call and Webcast

Conference call details

Date:	Thursday, May 5, 2011
Time:	9:00 a.m. Eastern Time
Conference Call Numbers
Domestic:	877-868-1831
International:	914-495-8595
Web cast:	http://www.arqule.com

A replay of the conference call will be available for seven days following the call and can be accessed by dialing toll-free 800-642-1687 and outside the U.S. 706-645-9291.  The confirmation code for replayed calls is 62154751.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers.  ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase.  The Company has also initiated Phase 1 clinical testing with ARQ 621, designed to inhibit the Eg5 kinesin motor protein, and with ARQ 736, designed to inhibit the RAF kinases. ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIP™), are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate) for binding to the kinase.

This press release contains forward-looking statements regarding the Company’s clinical trials with tivantinib (ARQ 197) and other candidate compounds in earlier stages of development, as well as forward-looking statements related to the Company’s financial guidance for 2011 (including estimates of net use of cash, revenues, net loss, net loss per share and cash and marketable securities at the end of 2011) and its agreements with Daiichi Sankyo, Inc. and Kyowa Hakko Kirin.  These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, tivantinib, ARQ 621 (an Eg5 inhibitor) and ARQ 736 (a RAF kinases inhibitor) may not demonstrate promising therapeutic effects; in addition, they may not demonstrate appropriate safety profiles in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners to discontinue development.  Even if later stage clinical trials are successful, unexpected concerns may arise from analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities, and regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for tivantinib is subject to the ability of the Company or Daiichi Sankyo, Inc., its partner, and Kyowa Hakko Kirin, a licensee of tivantinib, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome other technical hurdles and issues related to the conduct of the trials for which each of them is responsible that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.  Positive pre-clinical data may not be supported in later stages of development.  Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future.  Moreover, Daiichi Sankyo has certain rights to unilaterally terminate the tivantinib license, co-development and co-commercialization agreement.  If it were to do so, the Company might not be able to complete development and commercialization of tivantinib on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

###

ArQule, Inc.
Condensed Statement of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended March 31,
	2011	2010

Research and development revenue (1)	$13,405	$6,325

Costs and expenses:
Research and development	11,393	12,444
General and administrative	3,543	3,329
Total costs and expenses	14,936	15,773

Loss from operations	(1,531)	(9,448)

Interest income	55	310
Interest expense	(6)	(122)
Other income (expense) (2)	16	(492)
Net loss	$(1,466)	$(9,752)

Basic and diluted net loss per share:
Net loss per share	$(0.03)	$(0.22)

Weighted average basic and diluted common shares outstanding	50,623	44,388

(1)          Research and development revenue is shown net of collaboration contra-revenue of $5.0 million and zero for the quarters ended March 31, 2011 and 2010, respectively.

(2)          The 2010 period includes a net loss from auction rate securities and auction rate put option.

Balance sheet data (in thousands):	March 31, 2011	December 31, 2010
Cash, equivalents and marketable securities- short term	$110,067	$80,695
Marketable securities- long term	27,685	2,154
	$137,752	$82,849

Total assets	$143,867	$88,866
Notes payable	$1,700	$1,700
Stockholders’ equity (deficit)	$32,615	$(14,562)